Exhibit 99.2

Enhancing Our Charlotte Presence Through The Acquisition of Aquesta Financial Holdings, Inc. May 27, 2021 Financial Holdings, Inc.

Important Information For Stockholders and Investors This presentation relates to a proposed merger of United Community Banks, Inc. ("United") and Aquesta Financial Holdings, Inc . ( "Aquesta "). In connection with the proposed merger, United will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S - 4 that will include a Proxy Statemen t of Aquesta to be sent to Aquesta’s stockholders seeking their approval of the merger. The registration statement also will contain the prospectus of United to register the shares of United common stock to be issued in connection with the merger. A definitive proxy statement/prospectus will also be provided to Aquesta’s stockholders as required by applicable law. INVESTORS AND STOCKHOLDERS OF AQUESTA ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE A PART OF THE REGISTRATION STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY UNITED WITH THE SEC, I NCL UDING ANY AMENDMENTS OR SUPPLEMENTS TO THE REGISTRATION STATEMENT AND THOSE OTHER DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT UNITED, AQUESTA AND THE PROPOSED TRANSACTION. The registration statement and other documents filed with the SEC may be obtained for free at the SEC’s website (www.sec.gov) . You will also be able to obtain these documents, free of charge, from United at the “Investor Relations” section of United’s website at www.ucbi.com or from Aquesta at the “I nve stor Relations” section of Aquesta’s website at www.aquesta.com. Copies of the definitive proxy statement/prospectus will also be made available, free of charge, by contacti ng United Community Banks, Inc., P.O. Box 398, Blairsville, GA 30514, Attn: Jefferson Harralson, Telephone: (864) 240 - 6208, or Aquesta Financial Holdings, Inc., 19510 Jetton R oad, Cornelius, NC 28031, Attn : Kristin Couch, Telephone: (704) 439 - 4325. This communication does not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the sec uri ties laws of such jurisdiction. This communication is also not a solicitation of any vote or approval with respect to the proposed transactions or otherwise. PARTICIPANTS IN THE TRANSACTION United and Aquesta and certain of their respective directors and executive officers, under the rules of the SEC, may be deemed to be participan ts in the solicitation of proxies from Aquesta’s stockholders in favor of the approval of the proposed merger. Information about the directors and officers of United and the ir ownership of United common stock can also be found in United’s definitive proxy statement in connection with its 2021 annual meeting of shareholders, as filed with the SEC on March 30 , 2021, and other documents subsequently filed by United with the SEC. Information about the directors and executive officers of Aquesta and their owners hip of Aquesta capital stock, as well as information regarding the interests of other persons who may be deemed participants in the transaction, may be obtained by reading the Pr oxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph. 2

Cautionary Statement About Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In general, forward-looking statements usually may be identified through use of words such as "may," "believe," "expect," "anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology, and include statements related to the expected timing of the closing of the merger, the expected returns and other benefits of the merger to stockholders, expected improvement in operating efficiency resulting from the merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the merger on United's capital ratios. Forward-looking statements are not historical facts and represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with customer, supplier, employee or other business partner relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the failure to obtain the necessary approval by the stockholders of Aquesta, (5) the possibility that the costs, fees, expenses and charges related to the merger may be greater than anticipated, (6) the ability by United to obtain required governmental approvals of the merger, (7) reputational risk and the reaction of each of the companies' customers, suppliers, employees or other business partners to the merger, (8) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger, (9) the risks relating to the integration of Aquesta's operations into the operations of United, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (10) the risk of potential litigation or regulatory action related to the merger, (11) the risks associated with United's pursuit of future acquisitions, (12) the risk of expansion into new geographic or product markets, (13) the dilution caused by United's issuance of additional shares of its common stock in the merger, and (14) general competitive, economic, political and market conditions. Further information regarding additional factors which could affect the forward-looking statements can be found in the cautionary language included under the headings "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in United's Annual Report on Form 10-K for the year ended December 31, 2020, and other documents subsequently filed by United with the SEC.

Many of these factors are beyond United's and Aquesta's ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, stockholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this communication, and neither United nor Aquesta undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for United or Aquesta to predict their occurrence or how they will affect United or Aquesta.

United and Aquesta qualify all forward-looking statements by these cautionary statements.

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Transaction Highlights

Consistent With Our Strategy of Acquiring Franchise-Enhancing Companies Within Target Markets

Strategic Rationale	✓ Strategic expansion through acquisition of a well-established, high performing community bank franchise with 12 banking offices and $636 million of deposits in 5 of the top 15 metro areas in the Southeast [1] – Aquesta is the largest remaining core Charlotte MSA community bank and adds to United's existing LPO and mortgage presence [2] ✓ Logical expansion into key growing and affluent North Carolina metro areas – Aquesta is headquartered in Cornelius, North Carolina, a fast-growing suburb north of Charlotte, situated on Lake Norman – Also has a presence outside of the Charlotte area in Wilmington and Raleigh, NC, as well as Greenville and Charleston, SC ✓ Substantially increases United's North Carolina franchise to approximately $1.9 billion in gross loans and $3.0 billion in deposits with 44 banking offices
Financially Attractive	✓ $0.06 to $0.09 EPS accretion expected in 2022 (first full year), depending upon stockholder election ✓ Manageable book dilution and earn back period consistent with United's articulated M&A strategy ✓ Expected to improve United's efficiency ratio and ROATCE by ~75 bps each and an IRR of over 21% ✓ Significant revenue synergy opportunities identified, but none modeled
Positioned for Growth	✓ Opportunity to leverage Aquesta's commercial relationships through United's diversified platform and larger balance sheet ✓ Enhances potential to continue organic growth in some of the best markets in America ✓ Supports United's position as a selected acquirer for Southeast community banks
Low Risk Acquisition	✓ Highly experienced acquirer with a long track record of successfully integrating whole-bank transactions ✓ Conservative assumptions supported by extensive due diligence ✓ Aquesta will comprise less than 4% of pro forma United's assets

Note: Financial data as of March 31, 2021
1. Based on projected population growth; Includes MSAs with a population of greater than 300,000
2. Community bank defined as having less than $10.0 billion in total assets as of March 31, 2021
Source: S&P Global Market Intelligence; Company Documents

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Overview of Aquesta Financial Holdings, Inc.

Company Overview

- Ticker: AQFH (OTC pink listed)
- Founder, CEO and President: Jim Engel
- Headquarters: Cornelius, NC
- Bank Subsidiary: Aquesta Bank; 9 Branches and 3 Loan Production Offices ("LPOs")
- Aquesta Bank founded in 2006; Aquesta Financial Holdings, Inc. formed in 2013 to be the holding company for Aquesta Bank

Financial Highlights

	2018	2019	2020	Q1 2021
Total Assets	$459,646	$523,010	$680,168	$752,284
Asset Growth	*12.5%*	*13.8%*	*30.0%*	*10.6%*
Total Net Loans	$365,531	$411,297	$549,632	$571,115
Loan Growth	*20.8%*	*12.5%*	*33.6%*	*3.91%*
Total Deposits	$320,204	$419,970	$557,969	$636,456
Deposit Growth	*5.0%*	*31.2%*	*32.9%*	*14.1%*
Loans / Deposits	115.2%	98.9%	99.5%	90.6%
Equity / Assets	7.27%	10.2%	8.61%	8.01%
Net Income	$4,248	$4,353	$5,263	$2,524
ROAA	0.98%	0.90%	0.84%	1.41%
ROAE	13.5%	8.86%	9.37%	17.0%
Net Interest Margin	3.54%	3.63%	3.25%	3.59%
Efficiency Ratio	74.4%	70.9%	62.2%	53.0%
NPAs / Assets	0.30%	0.24%	0.90%	0.76%
NCOs / Avg. Loans	0.08%	-0.01%	0.10%	0.17%
LLR / Gross Loans	0.95%	0.93%	0.96%	0.92%

Aquesta's Branch Network



Raleigh
Charlotte
Greenville
Wilmington
Mooresville
Cornelius
Davidson
Huntersville
Charleston
UCBI Carolina Branches (67)
AQFH Banking Branches (9)
AQFH Loan Production Offices (3)(1)

Note: Financial data as of March 31, 2021; Dollar values in thousands
1. Charleston LPO is expected to be converted into a de novo branch location
Source: S&P Global Market Intelligence; Aquesta Documents

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Well Positioned in Some of the Best Markets in the Southeast

Aquesta Has An Established Presence In The Carolinas

Charlotte, NC



TRUIST, Atrium Health, Bank of America, Honeywell, Duke Energy, Lowe's, Wells Fargo

- **Branch locations:** Operating from Charlotte through Lake Norman
- Largest MSA in the Carolinas with $336.8 billion in deposits
- 6th highest population MSA percentage growth in the US between 2010 and 2021 (1)
- The Charlotte Region is home to 9 Fortune 500 companies and 18 Fortune 1,000 companies

Wilmington, NC



- Top 15 for US Cities Cost of Doing Business
- Deepwater port that has seen more than $120 million in infrastructure investment

HITACHI, GE Aviation, CORNING

Charleston, SC



- Ranked 9th among top US metros for high foreign direct investment intensity
- Ranked 2nd Best City in the World by Travel & Leisure Tourism

Kiawah Island Golf Resort, Boeing, Volvo, Bosch

Greenville, SC



- Listed Number 6 on Forbes Magazine's list of "America's Engineering Capitals"
- Home to a host of major corporate headquarters and manufacturing centers scansource, Michelin, Hubbell, BMW

Raleigh, NC



- 3rd highest population MSA percentage growth in the US between 2010 and 2021 (1)
- Greater metro is home to three major universities: NC State, Duke, and UNC

IBM, Duke University, WakeMed Health & Hospitals, Advance Auto Parts, Pfizer

Note: Dollar amounts in thousands

1. Data based on 2021 population estimates and population growth between 2010 and 2021 with populations greater than 1 million

Source: Aquesta documents; S&P Global Market Intelligence; Forbes; Charlotte Regional Business Alliance; Charleston Regional Development Alliance; Wilmington Business Development; Wake Up Wake County; RocketHomes; Raleigh Chamber

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Additive to Our Existing Southeast Footprint

Expansion into Attractive North And South Carolina Markets

High-Growth MSAs in the Southeast

	Fastest Growing Southeast MSAs (1)(2)	'21 – '26 Proj. Pop. Growth %	'21 Population	'26 Proj. Median Household Income
	1. Myrtle Beach, SC	8.49	518,050	$62,042
	2. Cape Coral, FL	7.42	785,277	$68,827
✓	3. Raleigh, NC	7.30	1,420,576	$91,380
✓	4. Charleston, SC	7.30	823,428	$78,951
	5. Orlando, FL	7.09	2,685,903	$72,412
	6. Lakeland, FL	6.98	738,482	$62,730
	7. Naples, FL	6.96	393,750	$84,332
	8. Spartanburg, SC	6.81	327,475	$66,443
	9. Sarasota, FL	6.79	855,242	$73,471
✓	10. Charlotte, NC	6.61	2,696,789	$77,692
✓	11. Wilmington, NC	6.57	304,661	$60,070
	12. Jacksonville, FL	6.17	1,602,120	$73,563
	13. Port St. Lucie, FL	6.10	495,076	$68,635
✓	14. Greenville, SC	6.08	937,813	$68,413
	15. Tampa, FL	6.06	3,257,479	$67,300
	16. Durham-Chapel Hill, NC	5.93	655,218	$74,713
	20. Atlanta, GA	5.73	6,137,994	$85,730

United MSA Presence (Branch and/or LPO)

✓ Aquesta MSA Presence (Branch and/or LPO)

Average Deposits per Branch

($ millions)



$71
$104
AQUESTA BANK
United Community Bank

Projected Population Growth (3)

2021 – 2026 (%)



6.6%
5.7%
2.9%
AQUESTA BANK
United Community Bank
National Avg.

Projected Household Income Growth (3)

2021 – 2026 (%)



11.3%
11.4%
9.0%
AQUESTA BANK
United Community Bank
National Avg.

Median Household Income ($000): $68.5 | $62.1 | $73.9

1. Includes MSAs with a population of greater than 300,000
2. Aquesta has 8 branches in the Charlotte area, 1 branch in Wilmington, and LPO's in Raleigh, Greenville and Charleston
3. Data by MSA shown on a weighted average basis by deposits

Source: S&P Global Market Intelligence; Company Documents

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Non - Interest Bearing 37% Time Deposits 10% Interest Bearing Non Time 53% Non - Interest Bearing 35% Time Deposits 8% Interest Bearing Non Time 57% Non - Interest Bearing 37% Time Deposits 10% Interest Bearing Non Time 53% Pro Forma Loan and Deposit Composition 8 1. Loan and deposit information as of March 31, 2021 per publicly available regulatory reports Source: S&P Global Market Intelligence Deposit Composition (1) Loan Composition (1) Pro Forma Total Deposits: $17.0 billion Cost of Deposits: 0.15% Total Deposits: $16.3 billion Cost of Deposits: 0.14% Total Deposits: $0.6 billion Cost of Deposits: 0.39% Total Loans: $12.4 billion Yield on Loans: 4.3% Total Loans: $11.8 billion Yield on Loans: 4.3% Total Loans: $0.6 billion Yield on Loans: 4.7% C&D 10% 1 - 4 Family 21% Non Owner Occupied CRE 19% Owner Occupied CRE 17% C&I 29% Cons., MF & Other 4% C&D 12% 1 - 4 Family 11% Non Owner Occupied CRE 15% Owner Occupied CRE 24% C&I 36% Cons., MF & Other 2% C&D 10% 1 - 4 Family 20% Non Owner Occupied CRE 19% Owner Occupied CRE 17% C&I 30% Cons., MF & Other 4%

Key Transaction Assumptions and Results

Consideration	• 0.6386 shares of United common stock or $21.50 in cash for each share of Aquesta common stock • $12.0 million of options and warrants rolled into United common stock at close • Consideration: Stockholder election with Aquesta stockholders able to elect up to 30% cash
Transaction Value	• Transaction Value [(1)]: $130.6 million • Aggregate Price-to-2022E EPS after Cost Savings [(2)]: ~9.5x • Aggregate Price-to-Tangible Book Value [(3)]: 216.8% • Core Deposit Premium [(4)]: 11.8%
Pro Forma Ownership	• 96.9% United / 3.1% Aquesta, based upon a consideration mix of 70% stock / 30% cash
Cost Savings	• $7.3 million pre-tax (38% of Aquesta's estimated non-interest expense); approximately 1.8% of combined 2021 estimated noninterest expenses • 25% realization of cost savings in 2021 and 100% per year thereafter
One-Time Expenses	• $11.1 million of pre-tax one-time expenses (8.5% of transaction value)
Credit / Interest Marks	• Day 1 credit marks of 2.5% of gross loans, excluding PPP ($10.9 million) ◦ ~2.0x Aquesta's non-performing loans • Gross interest rate mark of $4.4 million, PCD credit mark of $9.0 million and non-PCD credit mark of $1.9 million • Additional $2.9 million estimated allowance related to CECL
Financial Impacts and Returns	• Expected to be $0.06 to $0.09 accretive to EPS in 2022, depending upon the stockholder election • Manageable book value dilution and earn back within stated threshold • Pro forma Common Equity Tier 1 Capital Ratio at close of ~12.5%
Expected Closing	• Early Q4 2021

1. Reflects 0.6386 per share exchange ratio based on United's closing price of $33.79 as of the market close on May 26, 2021, and Aquesta's common share count of 5.5 million (includes conversion of Series A Convertible Perpetual Preferred Stock into Common Stock); deal value reflects value to options and warrants rolled into United common stock at close
2. Reflects fully diluted deal value inclusive of value to options and warrants; Assumes 100% of projected annual cost savings are realized, tax-effected at a 21% effective corporate tax rate
3. Assumes conversion of Series A Convertible Perpetual Preferred Stock into Common Stock
4. Core deposits defined as total deposits less time deposit accounts greater than $100,000

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UNITED

Summary of Transaction 10 x Provides natural expansion into key North Carolina metro areas with desirable market demographics – Ease of integration with no branch closures and expectation of retaining Client Advisors and Producers x Acquisition of a community bank with scarcity value as the largest community bank in the core Charlotte MSA x Adds talent and a branch presence in the attractive Wilmington, NC market and talent in four other attractive and important existing UCBI markets, including: Charlotte and Raleigh in North Carolina and Charleston and Greenville in South Carolina x Culturally aligned with a focus on customer service that mirrors United’s operations x Financially compelling transaction consistent with United’s stated M&A criteria x Supports United’s position as a selected acquirer for Southeast community banks Note: Merger targets’ financial data as of the most recent quarter end prior to announcement Source : S&P Global Market Intelligence Buyer: Target: Announcement Date: 4/27/2017 1/23/2018 5/27/2021 Total Assets: $3,308,756 $321,889 $752,284 Price-to-TBV: 240.4% 235.3% 216.8% Aquesta Acquisition Compared to Recent Charlotte Transactions